Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”), dated April 27, 2016, is between VerifyMe, Inc., a Nevada corporation (“Company”), and Paul Donfried, an individual residing in the Commonwealth of Massachusetts (“Donfried”), together referred to herein as the "Parties."

RECITALS:

WHEREAS, Donfried has been employed as the Company's Chief Executive Officer pursuant to an Employment Agreement with the Company entered into as of June 16, 2015 (the “Employment Agreement”);

WHEREAS, Donfried's will resign as the Company's CEO effective as of April 29, 2016 ("Effective Date"); and

WHEREAS, although it has no obligation to do so, the Company desires to provide certain severance benefits to Donfried in exchange for a complete release of claims and other consideration;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.           Separation from Employment.

(a)           Resignation from Employment; Resignation as Director.  Effective as of the Effective Date, Donfried will resign from his position as Chief Executive Officer and from any other managerial positions Donfried may have with the Company and all of its subsidiaries or affiliates, including but not limited to his position as a Director on the Company's Board of Directors.  Donfried shall deliver a Notice of Resignation as of the Effective Date in the form of Exhibit A hereto.

(b)           Final Pay.  Donfried shall be entitled to his current base pay and benefits up to and including the Effective Date and except as expressly provided herein, following the Effective Date neither the Company nor any of its subsidiaries or affiliates (including any of their predecessors, successors and assigns) shall have any further obligation to Donfried in connection with Donfried’s affiliation or employment with the Company, including but not limited to severance, compensation, bonuses, health insurance, life insurance, disability insurance, paid time off ("PTO"), and any similar obligations.

(c)           Expense Reimbursement.  The Company agrees to reimburse Donfried within thirty (30) days of his submission in writing (such submission to be no later than the thirtieth day following the Effective Date) to Company for any reasonable amounts owed for reasonable business related expenses that were incurred by Donfried in accordance with the Company’s reimbursement policy prior to the Effective Date and which were pre-approved by the Company prior to such incurrence.

(d)           No Other Rights.  Except as expressly provided herein, following the Effective Date, Donfried shall not be entitled to any rights relating to or arising from the Company or any of its subsidiaries, including any other payments or amounts from Company.

2.           Consideration.

(a)           Severance Payment.  The Company shall pay Donfried a severance amount equal to $50,000, representing three months' pay ("Severance Payment").  This Severance Payment will be paid out over six months, in equal installments, less any applicable taxes and customary withholding under applicable laws, in accordance with the Company’s normal payroll cycles, with payments commencing on the first Company payday after the Effective Date.

(b)           Equity.  As further consideration for the release and other obligations of Donfried, the terms of Donfried's award agreements for options and restricted stock units will be modified to allow such securities to vest and be exercised in accordance with the terms of such awards, notwithstanding Donfried's separation from the Company.

(c)           Paid Time Off.  Donfried will be paid four weeks of accrued unused paid time off in the amount of $16,666.67, less applicable taxes and withholdings, in a single installment paid on the Company's next regular payday after the Effective Date.

(d)           Sufficiency of Consideration.  Donfried acknowledges that the consideration set forth in this Agreement is over and above any payment or benefits to which he is legally entitled absent this Agreement, and Donfried is entitled to no other payments or benefits except as specifically set forth herein.

3.           Form of Payments; Tax Treatment.

(a)           Form of Payments.  All payments due under this Agreement shall be made by direct deposit or by check delivered to Donfried in good and available funds.  Donfried shall be responsible for providing Company accurate banking information and/or address for payments.

(b)           Tax Treatment.  Company shall cause Donfried to be furnished with any information relating to Company necessary to enable Donfried to prepare his federal and state income tax returns as soon as such information is available to Company.  Donfried acknowledges that he may be required to obtain extensions of the date by which his federal and state income tax returns must be filed.

4.           General Release and Covenant Not to Sue:  In return for the Consideration given by Company herein, the sufficiency of which Donfried hereby acknowledges, Donfried agrees and covenants that:

(a)           Release of Claims.  Donfried, on behalf of himself, his attorneys, heirs, executors, administrators and assigns, hereby generally releases and forever discharges Company and its respective predecessors, successors, assigns, subsidiaries and affiliates and their past and present equity owners, directors, officers, employees, agents, representatives and attorneys (together, the “Company Releasees”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, known or unknown of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the Effective Date (including, but not limited to, any claim against the Company Releasees based on, relating to or arising under breach of fiduciary duty, wrongful discharge, breach of contract (whether oral or written), tort, fraud, defamation, negligence, promissory estoppel, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, Americans with Disabilities Act, Employee Retirement Income Security Act of 1974, as amended, Fair Labor Standards Act, the New York City Human Rights Law, or any other federal, state or local laws or common law including, but not limited to, matters arising out of or relating to Donfried’s ownership in and/or employment by Company, or retirement from Company as a member, officer, director or otherwise; provided, however, that such general release is not intended to and shall not (i) limit or release Donfried’s rights under this Agreement, (ii) release Company from any of its existing and ongoing obligations to Donfried under this Agreement, (iii) limit or release any indemnification rights of Donfried as an equity owner, officer, employee or agent of Company as required by the Company (and for avoidance of doubt, Donfried shall not have any rights to indemnification, if any, thereunder with respect to any claim arising out of any breach of this Agreement by Donfried), (iv) limit or release any rights under any E&O or D&O insurance policies of Company to the extent applicable to Donfried or (v) release any claims arising directly or indirectly out of any violations of any federal or state securities or tax laws.  Additionally, this general release of claims excludes, and Donfried does not waive, any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency or claims under state workers' compensation or unemployment laws.

(b)           Supplementary Release.  As Donfried may continue working beyond the date he executes this release, Donfried agrees to execute the Supplementary Release, attached hereto as Exhibit B, after the conclusion of his employment.  The execution of the Supplementary Release is a condition to Donfried's receiving the Consideration provided for in Section 2.

(c)           Promise Not to Sue.  Donfried hereby covenants forever not to assert, file, prosecute, maintain, commence, institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable or administrative proceeding of any nature, against any of the Company Releasees in connection with any matter released in section 4(a), and represents and warrants to Company that no other person has initiated or, to the extent within his control, will initiate any such proceeding on his behalf.

(d)           Full Disclosure.  Donfried covenants that Donfried is not aware of, or has disclosed to Company management in writing, any matters for which he is responsible or which came to his attention as an employee of the Company, including but not limited to any information relating to any investigation of Company of which Donfried is aware; any information Donfried has relating to possible unlawful activity, retaliatory actions by Company or the Company Releasees, violations or possible violations of any federal or state laws, or potential or pending whistleblower claims or actions; any information known to Donfried relating to violations or possible violations of Company's corporate compliance plan; and any information that could benefit Company in ensuring Company's compliance with applicable laws, rules, or regulations; and Donfried further covenants that there is no such information known to Donfried that Donfried has not yet brought to the attention of Company's management in writing.

5.           Non-Disparagement.  Donfried shall not, directly or indirectly, make or cause to be made any disparaging, denigrating, derogatory or other negative, misleading or false statement orally or in writing to any person or entity about the Company, its attorneys, directors, and shareholders.  The provisions of this section shall not restrict Donfried from reporting possible violations of law to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state, or local laws or regulations, or from making accurate statements that are required by law in good faith in a court of law or arbitration proceeding or other legal dispute resolution forum or pursuant to a court or regulatory proceeding or order.

6.           Confidentiality.

(a)           Confidentiality of Company Confidential Information.  Without the express written consent of the Company, Donfried shall not disclose any Confidential Information relating to the Company.  For purposes of this section 6, "Confidential Information" includes, without limitation, ideas, concepts, business and financial information, technical information,  processes, inventions, research, customer and prospective customer information, and other information pertaining to the products, services, sales, operations, plans, or other business of the Company, computer files, marketing plans and strategies, business strategies, prices, costs, and other technical or business information.  This paragraph shall not apply to any such information that: (1) Donfried is required to disclose by law; (2) has been otherwise disseminated, disclosed, or made available to the public; or (3) was obtained after the Effective Date and from some source other than the Company, which source was under no obligation of confidentiality.  Donfried additionally acknowledges that he is:  (i) aware that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such a person is likely to purchase or sell such securities, and (ii) familiar with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Act") and agrees that he will neither use, nor cause any third party to use, any Confidential Information in contravention of the Act or any such rules and regulations, including Rule 10b-5.

(b)           Confidentiality of this Agreement.  Donfried shall not disclose, disseminate or publicize and shall keep strictly confidential the terms of this Agreement, and the negotiations leading to this Agreement except to his legal, accounting or financial advisors for the purpose of providing him with professional advice.  Notwithstanding the foregoing provisions in this Section 6(b), Donfried shall have the right to disclose the terms of this Agreement if such disclosure is required to be made by law, judicial or governmental process or order, regulatory examination, administrative proceeding, discovery request or similar process, provided that, it is understood and agreed that notice of receipt of any such order or request shall promptly be communicated in writing to the Company.

(c)           Permitted Disclosure.  Notwithstanding the confidentiality restrictions set forth herein the parties are permitted to provide a public statement in substantially the following form as part of or after the Company has made any required SEC filings:  “Paul Donfried has resigned from the Company to explore other business and personal interests."

7.           Duty to Cooperate/Transition.

(a)           Cooperation During Transition.  Donfried agrees to fully cooperate and assist with any transition or changeover of responsibilities, and specifically agrees to facilitate the smooth transition of the Hewlett Packard ("HP") to Company personnel, including making necessary introductions and sharing pertinent information about the Company's joint venture with HP.  Additionally, during the six month period following the Effective Date, Donfried will provide assistance and cooperation to the Company (including from the Company's outside counsel) in the operation of Company’s business in regards to financial statements, contracts, public filings, and the like, as may be reasonably requested from time to time.

(b)           Cooperation in Other Matters.  Donfried further agrees to provide assistance and cooperation in any lawsuits, arbitration proceedings, governmental hearings, investigations or proceedings in which the Company or any of its subsidiaries or affiliates are a party or otherwise involved and in which Donfried is knowledgeable, as may be reasonably requested from time to time.  In the event such assistance is required by the Company after the six month period following the Effective Date, Donfried shall be reimbursed for reasonable expenses incurred in connection with such assistance and cooperation.

8.           Injunctive Relief.  Donfried agrees that upon a breach of any obligation in Sections 5, 6, and 7, the Company shall be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to an injunction restraining such breach or a threatened breach and to specific performance of such provisions, and Donfried hereby consents to the issuance of such injunction and to the ordering of specific performance, without the requirement of the Company to post any bond or other security.

9.           Office and Return of Company Property.  Except as specifically provided herein, following the Effective Date, Donfried shall not use or have access to Company’s offices, equipment, files or other property.  On or prior to the Effective Date, Donfried shall return to Company all equipment, supplies and other property of Company, including property in electronic format, such as computer files, software, data, spreadsheets, and the like.

10.           Expenses and Taxes.  Each party to this Agreement shall bear its respective expenses, including legal fees and taxes, which arise as a result of the transactions contemplated herein.

11.           Notices.  All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly delivered and received when delivered personally, upon transmission via electronic mail with electronic delivery receipt, or one (1) business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid, or five (5) business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid, in each case, to the other parties at their respective address set forth below:

If to Paul Donfried, as follows:
591 Cone Hill Road
Richmond, MA 01254
paul@donfried.com

If to VerifyMe, Inc., as follows:
Attn:  Michael Madon, Chairman of the Board
7732 Bridle Path Lane
McLean, VA 22102
michaelpmadon@gmail.com

Any party may change such party’s address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 11, provided that any such change of address notice shall not be effective unless and until received.

12.           Miscellaneous.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements or understandings of the parties relating thereto (including, without limitation, the Employment Agreement) and shall not be modified or amended in any fashion except by instrument in writing signed by the party charged with such modification or amendment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and assigns; provided that, (a) Donfried shall not assign his rights or obligations under this Agreement without the prior written consent of the Company (provided that an assignment in accordance with the laws of descent and distribution due to the death of such party shall not be prohibited), and (b) Company may assign its respective rights and obligations under this Agreement, provided that any such assignment shall not release Company of its obligations hereunder without the prior written consent of Donfried.  This Agreement may be executed in any number of counterparts (which counterpart signature page may be an original or a facsimile, pdf or other copy of such original), each of which shall be deemed an original but all of which together shall constitute a single instrument.  In the event any party hereto is in breach or default of its obligations under this Agreement, each other party that has a claim with respect thereto shall have the right to pursue such remedies under this Agreement or otherwise available at law or in equity, which remedies shall be cumulative and non-exclusive, provided that, each party shall have a period of five (5) business days for a payment default and thirty (30) days for all other breaches or defaults following the date of delivery of written notice of such breach or default in which to cure such breach or default (but only to the extent such breach or default is capable of being cured).

13.           Choice of Law.  This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the relationship of the parties hereto will be governed by and in strict accordance with the substantive laws of the State of New York, without giving effect to principles of conflicts of laws.

14.           Drafting.  The parties acknowledge and agree that this Agreement was the subject of negotiation and that no provision hereof shall be construed against one party by reason of the rule of construction that a document should be more strictly construed against the party that drafted or prepared such document or whose agent drafted or prepared such document.  In addition, each party acknowledges that it has been advised and has had the opportunity to seek the advice of independent legal counsel.  Further, each party acknowledges that it has been advised that this Agreement may have tax consequences and that it should seek and has had the opportunity to seek the advice of an independent tax adviser.

[Signatures contained on next page.]

AGREED AND ACCEPTED:

VERIFYME, INC.

/s/ Paul Donfried		/s/ Michael P. Madon
PAUL DONFRIED
Date:	April 27, 2016	By:	Michael P. Madon

		Its:	Chairman of the Board

		Date:	April 27, 2016

Exhibit A

Notice of Resignation
April 29, 2016

To: Michael Madon

From: Paul Donfried

In accordance with the terms and conditions of the Separation Agreement presented to me on April 27, 2016, I hereby resign my employment as the Chief Executive Officer of VerifyMe, Inc., along with any other managerial positions I hold.  Additionally, I hereby resign from the Board of Directors of the Company.

The Effective Date is April 29, 2016.

Company:

VerifyMe, Inc.

By:	Paul Donfried
Its:	Chief Executive Officer

ACCEPTED:

This ___ day of April, 2016:

For the Company:

Michael Madon, Chairman of the Board

Exhibit B
Supplementary Release

I, Paul Donfried, acknowledge that I previously executed a Separation Agreement and General Release (the "Agreement") that included, among other items, a full release of claims against the Company Releasees, as defined in the Agreement, covering the period of my employment from hiring until the date of the Agreement's execution.  Pursuant to the terms of the Agreement and based upon the consideration set forth in the Agreement, I am executing this Supplementary Release to cover the period of time from the date of the execution of the Agreement until the final date of my employment.  I, on my own behalf and on behalf of my heirs, executors, contractors, administrators, assigns, agents, servants, and attorneys, release and forever discharge the Company Releasees, as defined in the Agreement, from the claims released in this Agreement, including, but not limited to, any claims or causes of action in federal or state court, relating to my employment with the Company or the separation of employment from the Company.

By signing below, I hereby execute this Supplementary Release on the ___ day of April, 2016.

Paul Donfried